Exhibit 99.1
THE REALREAL PROVIDES MONTHLY BUSINESS UPDATE
SAN FRANCISCO, Sept. 2, 2021 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today provided a business update. August Gross Merchandise Volume (GMV) was approximately $124.0 million, an increase of 50% Y/Y and 41% compared to the same period in 2019. The company’s GMV growth versus 2019 reflects an atypically strong August 2019, resulting from the effect of the company’s June 2019 IPO. August Average Order Value (AOV) was approximately $477, an increase of 6% Y/Y and 8% compared to the same period in 2019. Women’s shoes and women’s apparel were the fastest growing categories in August and increased as a percentage of total GMV compared to July, in line with a seasonal mix shift away from fine jewelry and handbags.
“Our August GMV reflects continued strength in our women’s apparel and shoe categories, and a return to a historical category mix. In addition, the at-home mix of units continued to trend higher in August, which positions us favorably from a supply perspective as we approach the fall and holiday seasons,” said Julie Wainwright, founder and CEO of The RealReal.

We anticipate Q3 GMV will be in the range of $365 million to $368 million, representing 49% to 50% Y/Y growth and 44% to 46% growth compared to the same period in 2019.

The COVID-19 pandemic continues to change consumer and business behavior in ways that are difficult to predict. The RealReal believes that disclosing monthly GMV and AOV will provide additional transparency regarding the effects of the COVID-19 pandemic on its business. Consistent with SEC guidance regarding the impacts of the COVID-19 pandemic, the company intends to provide monthly GMV and AOV through the end of 2021.

The following table represents GMV and AOV growth rates for July and August 2021, as compared to 2020 and 2019:

	2021 vs 2020		2021 vs 2019
	July	August	July	August
GMV	56%	50%	53%	41%
AOV	13%	6%	16%	8%

The information in this press release reflects preliminary information available as of this date. The RealReal expects to release financial results for the third quarter ended Sept. 30, 2021, in early November.

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 20 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 17 retail locations, including our 14 shoppable stores, customers can sell, meet with our experts and receive free valuations.

Investor Relations Contact:
IR@TheRealReal.com

REALIR@clermontpartners.com

Press Contact:
Erin Santy
Head of Communications
pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations website at https://investor.therealreal.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.